Exhibit 4.2

Execution Version

PLEDGE AGREEMENT SUPPLEMENT

PLEDGE AGREEMENT SUPPLEMENT dated April 14, 2020, (this “Supplement”) made by IPALCO Enterprises, Inc., an Indiana corporation (the “Pledgor”), in favor of The Bank of New York Mellon Trust Company, N.A., a national banking association, as successor collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties (as defined in the Pledge Agreement referred to below).

1.       This Supplement is executed and delivered pursuant to the terms of the Pledge Agreement, dated as of November 14, 2001 (as supplemented by the Pledge Agreement Supplement dated April 15, 2008, the Pledge Agreement Supplement dated May 18, 2011, the Pledge Agreement Supplement dated June 25, 2015, the Pledge Agreement Supplement dated August 22, 2017, this Supplement and as the same has been and may hereafter be supplemented by any other Pledge Agreement Supplement or otherwise amended or modified, the “Pledge Agreement”), made by the Pledgor in favor of the Collateral Agent for the benefit of the Collateral Agent and the Secured Parties. Terms defined in the Pledge Agreement are used herein with their defined meanings.

2.       Pursuant to the terms of the Indenture, the Additional Debt Documents and the Pledge Agreement, the Pledgor may incur additional secured indebtedness from time to time that is by its terms equally and ratably secured under the Pledge Agreement with the Obligations secured thereunder. The Pledgor and U.S. Bank National Association, as trustee, have entered into that certain Indenture (the “2020 Indenture”), dated as of April 14, 2020, pursuant to which the Pledgor shall issue $475,000,000 aggregate principal amount of 4.250% Senior Secured Notes due 2030 (the “Notes”). The terms of the 2020 Indenture require that the Pledgor equally and ratably secure its obligations under such Notes with the Obligations secured under the Pledge Agreement. The Pledgor hereby acknowledges and agrees that its obligations under such Notes shall be deemed to be “Additional Debt Obligations” pursuant to the Pledge Agreement.

3.       The Pledgor confirms and reaffirms the security interest in the Collateral granted to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties under the Pledge Agreement and hereby grants to the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, a security interest in all of its right, title and interest in the Collateral, to secure the full and punctual payment when due and the full and punctual performance of all of the Obligations; and hereby acknowledges and agrees that all references to “Secured Parties” in the Pledge Agreement shall be deemed to include all holders of the Additional Secured Debt as described on Schedule 1 hereto.

4.       The Pledgor hereby represents and warrants that the representations and warranties contained in Section 4 of the Pledge Agreement are true and correct on the date of this Supplement with all references therein and elsewhere in the Pledge Agreement to “Additional Secured Debt,” “Additional Debtholders” and, if applicable, “Additional Secured Debt Agent” to include the Additional Debt, Additional Debtholders and, if applicable, Additional Secured Debt Agent as listed on Schedule 1 hereto and with references therein to “this Pledge Agreement” to mean the Pledge Agreement as supplemented hereby. In addition, the Pledgor represents and warrants that this Supplement has been duly executed and delivered by the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor enforceable against the Pledgor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights and remedies generally and by equitable principles of general applicability. The representations and warranties in the immediately preceding sentence of this Section 4 are made subject to any consent or approval required by federal or state regulatory authorities with respect to any exercise of remedies by the Collateral Agent with respect to the Collateral.

5.       The Additional Debtholders designated on Schedule 1 hereto, by their acceptance of the benefits of the Pledge Agreement, hereby irrevocably designate the Collateral Agent to act on their behalf as specified in the Pledge Agreement. Each such Additional Debtholder hereby irrevocably authorizes, and each holder of the Additional Debt Obligations by the acceptance of such Additional Debt Obligation and by the acceptance of the benefits of the Pledge Agreement shall be deemed irrevocably to authorize the Collateral Agent to take such action on its behalf under the Pledge Agreement and instruments and agreements referred to therein and to exercise such powers and to perform such duties thereunder as are specifically delegated or required of the Collateral Agent by the terms thereof and such other powers as are reasonably incident thereto.

6.       This Supplement is supplemental to the Pledge Agreement, forms a part thereof and is subject to all the terms thereof. Schedule I to the Pledge Agreement does, and shall be deemed to, include each item listed on Schedule 1 hereto, and each such item shall be and is included within the meaning of the terms “Additional Secured Debt”, “Additional Debtholders” and, if applicable, “Additional Secured Debt Agent” as such terms are used in the Pledge Agreement.

7.       This Supplement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Pledgor has caused this Supplement to be duly executed and delivered on the date first set forth above.

IPALCO ENTERPRISES, INC.

By:	/s/ Gustavo Garavaglia
	Name:	Gustavo Garavaglia
	Title:	Chief Financial Officer

Acknowledged and agreed:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Collateral Agent

By:	/s/ Lawrence M. Kusch
	Name:	Lawrence M. Kusch
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Rebekah A. Foltz
	Name:	Rebekah A. Foltz
	Title:	Vice President

[Signature Page to Pledge Agreement Supplement]

Schedule 1

ADDITIONAL SECURED DEBT

Title or Name of Additional Secured Debt:	Additional Debt Holders:	Additional Secured Debt Agent:
4.250% Senior Secured Notes due 2030	Holders of the Pledgor’s 4.250% Senior Secured Notes due 2030	U.S. Bank National Association, as trustee under the 2020 Indenture

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